Exhibit 10.3

EMPLOYMENT AGREEMENT

AGREEMENT dated  March 1, 2010, between NanoViricides, Inc. ("Employer"), with its principal place of business at 135 Wood Street, Suite 205, West Haven, Connecticut, and Jayant Tatake (the "Employee"), c/o NanoViricides, Inc., 135 Wood Street, Suite 205, West Haven, Connecticut.

1.	Employment

The Company agrees to employ the Employee, and the Employee hereby agrees to such employment, subject to the terms and conditions set forth in this Agreement.

2.	Term

The employment of Employee shall be for a period of four (4) years commencing on the date of this Agreement, renewable annually thereafter upon unanimous approval of the Board of Directors, provided that either party can terminate the employment at any time, for any reason, upon 90 days’ notice (the “Employment Period”).

3.	Compensation

The Employee’s Compensation and Benefits are set forth in Appendix A.

4.	Duties.

The Employee’s Duties are set forth in Appendix A.

5.	Extent of services.

The Employee shall devote his entire time, attention, and energies to the Employer's business and shall not during the term of this Agreement be engaged in any other business activity, whether or not such business activity is pursued for gain, profit, or other pecuniary advantage, except with the consent of employer.  However, the Employee may invest his assets in such form or manner as will not require his services in the operation of the affairs of the companies in which such investments are made.

6.	Disclosure of information.

The Employee acknowledges that the Employer's trade secrets, including chemical compounds and other proprietary information, as may exist from time to time are valuable, special, and unique assets of the Employer’s business.  During and after the term of his employment, the Employee agrees not to disclose any information acquired by Employee with respect to any and all confidential and proprietary information of the Employer or the Employer’s business, and to maintain and follow reasonable procedures to prevent unauthorized disclosure of or use of the confidential information and to prevent it from falling in to the public domain or the possession of unauthorized persons.  Employee agrees that for a period of seven (7) years after termination of employment with Employer, he will hold all confidential and/or proprietary information in strict confidence and will not disclose such confidential or proprietary information to any third party, except as expressly agreed to in writing by an officer of Employer.

Notwithstanding the above, confidential or proprietary information will not include information that is:

i)  Lawfully known or available to the Employee from a source other than an employee of Employer or any related or affiliated company;

ii)  Already known to the Employee as shown by written records, before its disclosure;

iii)  Developed independently by the Employee without the use or consideration of or reference to the confidential or proprietary information of the Employer; or

iv)  Within, or later falls within, the public domain, without breach of the Agreement by the Employee.

In the event of a breach or threatened breach by the Employee of the provisions of this paragraph, the Employer shall be entitled to an injunction restraining the Employee from disclosing, in whole or in part, such confidential or proprietary information or from rendering any services to any person, form, corporation, association, or other entity to whom such confidential or proprietary information, in whole or in part, has been disclosed or is threatened to be disclosed.  Nothing herein shall be construed as prohibiting the Employer from pursuing any other remedies available to the Employer for such breach or threatened breach, including the recovery of damages from the Employee.  The provisions of this article are supplementary to the provisions of the Restrictive Covenant in Article 9.

7.	Vacation

The Employee’s Vacation and Holiday policy is set forth in Appendix A.

8.	Termination

A.	Termination by Employee

The Employee may terminate this agreement by providing Employer with 30 days written notice of Employee’s intent to terminate his employment and stating the effective date of such termination.

B.	Termination by Employer

Without cause, the Employer may terminate this Agreement at any time without notice to the Employee.

C.	Surviving Clause

Notwithstanding any termination of this Agreement, whether with cause or without cause, all other provisions of this Agreement remain in full force and effect.

9.	Restrictive covenant.

A.            If the employment of Employee with Employer shall be terminated for any reason, he shall not provide any Employee shall not provide any services to any competitor, client, or customer of Employer, or any affiliate of Employer then existing, including without limitation TheraCour Pharma, Inc., and AllExcel, Inc., either as an employee, officer, or consultant, nor be associated as an employee, officer, partner of any firm engaged in substantially similar research or drug development as Employer, or any affiliate of Employer the existing, for a period of one year from the effective date of such termination.  This restrictive covenant is intended to protect proprietary information and technology disclosed to Employee as a result of Employee’s work, and in consideration of this contract.

B.             For purposes of this Agreement, “proprietary information” shall mean any information relating to the business of employer, or any entity in which employer has a controlling interest, that has not previously been publicly released by duly authorized representatives of employer and shall include (but shall not be limited to) information encompassed in all research plans, formulas, proposals, business plans, financial information, costs, pricing information, or investor information and records, and all invention methods, concepts, or ideas used in or reasonably related to the business of Employer or any entity in which Employer or its officers and shareholders have a controlling interest.  Employee agrees to regard and preserve as confidential all proprietary information, whether he has such information in his memory or in writing or other physical form.  Employee will not, without written authority from Employer to do so, directly or indirectly, use for his benefit or purposes, nor disclose to others, either during the term of his employment hereunder or thereafter, except as required by the conditions of his employment hereunder, any proprietary information.  Employee agrees not to remove from the premises of Employer or any subsidiary or affiliate of Employer, except as an Employee of Employer in pursuit of the business of Employer or any of its subsidiaries, affiliates or any entity in which Employer has a controlling interest, or except as specifically permitted in writing by Employer any document or object containing or reflecting any proprietary information.  Employee recognizes that all such documents and objects, whether developed by him or by someone else, are the exclusive property of Employer.

C.             All proprietary information and all of Employee’s interest in patents, patent applications, trade secrets, trademarks, inventions, customer lists, employee lists, procedure, technological innovation, copyrights, developments, and processes hereafter to the end of the period of the employment hereunder developed by Employee but at Employer's expense are considered automatically assigned to the Employer.  Employee shall execute any and all such assignments and other documents and take any and all such other action as Employer reasonably requests in order to vest in Employer all Employee's rights, title and interest in all of the aforesaid items, free and clear of any liens or encumbrances.

D.            Employee expressly agrees that the covenants set forth in this section are given to Employer in connection with the employment of Employee by Employer and that such covenants are intended to protect Employer against the competition by Employee, within the terms stated, to the fullest extent deemed reasonable and permitted in law and equity.  In the event that the foregoing limitations upon the conduct of Employee are beyond those permitted by law, such limitation, both as to time and geographical area shall be deemed to be reduced in scope and effect to the maximum extent permitted by law.

10.	Representations of Employee.

Employee represents and warrants that neither the execution and delivery of this agreement nor the performance of his duties hereunder violates the provision of any other agreement to which he is a party or by which he is bound.  Employee further agrees to indemnify employer for all damages in the event that this representation is breached.

11.	Arbitration.

Any controversy or claim arising out of, or relating to this Agreement, or the breach thereof, shall be settled by arbitration in the State of Connecticut in accordance with the rules then obtaining of the American Arbitration Association, and judgment upon the award rendered may be entered and enforced in any court having jurisdiction thereof.  However, such arbitration provision shall not act as a stay of the Employer’s right to seek a restraining order against the Employee’s actual or anticipatory breach of this Agreement of anticipatory disclosure of confidential or proprietary information.

12.	Notices.

Any notice required or desired to be given under this Agreement shall be deemed given if in writing sent by certified mail to his residence in the case of the Employee, or to its principal office in the case of the Employer.

13.	Waiver of breach.

The waiver by the Employer of a breach of any provision of this Agreement by the Employee shall not operate or be construed as a waiver of any subsequent breach by the Employee.  No waiver shall be valid unless in writing and signed by an authorized officer of the Employer.

14.	Entire agreement.

This Agreement contains the entire understanding of the parties.  It may not be changed orally but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension, or discharge is sought.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first written upon.

Nanoviricides, Inc.

/s/
By Anil R. Diwan, President
Duly authorized

/s/
Jayant Tatake

Appendix A
Duties, Compensation, and Benefits

The Employer reserves the right to change the compensation and benefit policies at all time upon thirty (30) days written notice to the Employee.

1.	Duties

The Employee shall serve as Vice President of Research and Development, to perform the usual duties of said offices, and shall have responsibility, subject to direction of the Board of Directors, for participating in the management and direction of the Employer's scientific operations, and shall perform such specific other tasks consistent with such position as may from time to time be assigned to him by the Board of Directors.  The Employee shall devote his business time to the performance of his duties hereunder, and shall devote his labor, skill, attention, and best ability in a manner that will faithfully and diligently further the business and interests of the Employer.

2.	Compensation

A.            Base Salary

As compensation for the Employee's services hereunder during the Employment Period, the Company shall pay the Employee a base salary of One Hundred Fifty Thousand Dollars ($150,000), payable on a monthly basis.

B.	Preferred Stock

The Company shall grant 375,000 shares of the Company’s Series A Convertible Preferred Shares to Employee (the “Preferred Stock”) upon execution of this Agreement, to vest as follows:

i)  The Employee shall receive 93,750 shares of Preferred Stock upon execution of this Agreement and an additional 93,750 shares of Preferred Stock on each anniversary of this Agreement (the “Vesting Date”) until and including March 1, 2013, or until this Agreement is earlier terminated by Employee or Employer.

ii)  In the event that the Employee’s employment is terminated without cause, the Employee shall be entitled to 93,750 shares of Preferred Stock multiplied by a fraction wherein the numerator is the number of days between the previous Vesting Date and the date of termination and the denominator is 365, said shares of Preferred Stock to vest as of the date of termination.

C.	Common Stock

The Company shall grant 500,000 restricted shares of the Company’s $0.001par value common stock to Employee (the “Common Stock”) upon execution of this Agreement, to vest as follows:

i)  The Employee shall receive 125,000 shares of Common Stock upon execution of this Agreement and an additional 125,000 shares of Common Stock on each anniversary of this Agreement (the “Vesting Date”) until and including March 1, 2013, or until this Agreement is earlier terminated by Employee or Employer.

ii)  In the event that the Employee’s employment is terminated without cause, the Employee shall be entitled to 125,000 shares of Common Stock multiplied by a fraction wherein the numerator is the number of days between the previous Vesting Date and the date of termination and the denominator is 365, said shares of Common Stock to vest as of the date of termination.

iii) The common stock received and vested hereunder shall not be saleable by Employee during the pendency of this agreement.

3.	Benefits

A.	Health Insurance

B.	Retirement Benefits – Employer contributory SEP IRA

4.	Holidays and Vacation Days

A.	Holidays

The Employer observes 13 holidays each year.

B.	Vacation Days

The Employee may accrue a maximum of ten vacation days.  The Employee will accrue vacation days at the rate of 1 vacation day per 196 hours worked.  Vacation days must be taken consecutively and may only be taken upon thirty days advance written notice to Employer.

C.	Sick Days

The Employee may accrue a maximum of five sick days.  The Employee will accrue sick days at the rate of 1 sick day for every 392 hours worked. Sick days cannot be banked from one year to the next.